Exhibit (c)(1)

BDO Consulting Fairness Opinion

November 19, 2013

Board of Directors

Blue Ridge Real Estate Company

P.O. Box 707

Route 940 and Moseywood Road

Blakeslee, PA 19610

To the Board of Directors:

Blue Ridge Real Estate Company and its assigns and successors (jointly and severally, and together with any predecessor entities, the “Company”) has requested BDO Consulting (“BDO”) to provide to the Company’s  board of directors (the “Board”) with BDO’s opinion (the “Opinion”) as to the fairness from a financial point of view to certain odd-lot stockholders of the Company, of the consideration to be paid by the Company in the proposed tender offer to such odd-lot stockholders of the Company described below (the “Proposed Transaction”).

1.

Description of the Proposed Transaction

The draft term sheet dated as of October 15, 2013 (the “Agreement”), between the Company and certain odd-lot stockholders of the Company, sets forth the principal terms of the Proposed Transaction.  The Agreement provides, among other things, that the odd-lot stockholders of the Company holding 99 or fewer shares of the Company will receive $11.00 for each share of the Company’s stock currently owned by such odd-lot stockholders in connection with the Proposed Transaction.  In addition to the $11.00 per share price, the Company is offering each tendered holder a $100 bonus upon completion of the Proposed Transaction.

2.

Scope of the Analysis

In connection with this Opinion, BDO has, among other things:

a)

Considered the Agreement and the draft Offer to Purchase for Cash All Common Shares of the Company Held by Holders of 99 or Fewer Shares at a Purchase Price of $11.00 Per Share, dated October 16, 2013 (the “Draft Tender Offer Notice”);

b)

Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended October 31, 2012 and the Company’s unaudited interim financial statements for the quarter ended July 31, 2013 included in the Company’s Form 10-Q filed with the SEC;

c)

Reviewed certain non-public internal financial information and other data relating to the business of the Company that were provided to us by the Company for the purpose of our analysis and accordingly on which basis we prepared our analysis;

d)

Conducted discussion with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction;

e)

Reviewed information received through emails from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including valuation allowances, unfunded defined pension liability, operating cash flow carry) for the Company on a pro-forma basis at close;

f)     Considered the historical trading price and trading volume of the Company’s common stock  and the publicly traded securities of certain other companies that we deemed relevant;

g)

Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;

h)

Compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant;

i)

Considered certain pro forma effects of the Proposed Transaction on the Company’s financial statements; and

j)

Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this Opinion.

3.

Assumptions, Qualifications, and Limiting Conditions

The opinions expressed herein are subject to the following additional qualifications and limitations, with the Company’s consent:

i.

In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company  or otherwise reviewed by us for purposes of this Opinion, and we have not assumed and we do not assume any responsibility or liability for any such information.

ii.

Aside from the Company’s land inventory and commercial investment property, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and we have assumed that any third party appraisals provided to us by or on behalf of the Company were prepared on a reasonable basis.

iii.

We have assumed that the Proposed Transaction as consummated will not differ in any material respect from that described in the Agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Agreement will comply with all material terms of the Agreement and the Draft Tender Offer Notice;

iv.

We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement and the Draft Tender Offer Notice without any amendments thereto or any waivers of any terms or conditions thereof;

v.

We accept no responsibility for the accounting or other data and commercial assumptions on which this Opinion is based.  Further, this Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Board has obtained such advice as it deemed necessary from qualified professionals;

vi.

This Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Company to effect the Proposed Transaction, or whether the consideration to be paid by the Company to certain odd-lot stockholders of the Company in the Proposed Transaction represents the best price obtainable.  We express no view as to the federal, state or local tax consequences of the Proposed Transaction;

vii.

This Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us;

viii.

This Opinion is effective as of the date hereof.  We have no obligation to update the Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request; and

ix.

We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.  Furthermore, in our analysis and in connection with the preparation of this Opinion, BDO has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice.  This Opinion does not constitute a view regarding the solvency of the Company prior to or subsequent to the Proposed Transaction.  BDO has performed no procedures to determine the solvency of the Company.  As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.  In addition, BDO is not expressing any opinion as to the market price or value of any of the Company’s  securities after announcement of the Proposed Transaction.  BDO has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, BDO is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the odd-lot shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent, except as described in the remainder of this paragraph.  This Opinion may be included in its entirety in any proxy statement or tender offer notice distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by BDO.

This Opinion is provided solely for the benefit of the Board, in their capacity as Directors of the Company, in connection with and for the purposes of their consideration of the Proposed Transaction.  This Opinion is not on behalf of, and shall not confer rights or remedies upon, may not be relied upon by, and does not constitute a recommendation by BDO to, any holder of securities of the Company or any other person other than the Board to take any action in relation to the Proposed Transactions or any form of assurance by BDO as to the condition of the Company; instead, it merely states whether the consideration to be paid in the Proposed Transaction is within a range suggested by certain financial analyses.  The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of BDO to any party.

4.

Disclosure of Prior Relationships

We will receive a fee as compensation for our services in rendering this Opinion.  No portion of BDO’s fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated.  Pursuant to the terms of the engagement letter between the Company and BDO, a portion of BDO’s fee is payable upon BDO stating to the Board that it is prepared to deliver its Opinion.  Other than this engagement, during the two years preceding the date of this Opinion, BDO has not had  any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.  This Opinion has been approved by BDO’s fairness opinion committee.  Other than the value of the land inventory and commercial investment property (on which BDO conducted a reasonable independent analysis, but did not provide or obtain a formal appraisal), BDO did not verify any information that formed a substantial basis for this Opinion.

5.

Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company to certain odd-lot stockholders of the Company in the Proposed Transaction is fair to such odd-lot stockholders from a financial point of view.

This Opinion has been approved by the internal opinion committee of BDO.

Sincerely,

/s/ BDO Consulting

BDO Consulting

Los Angeles, CA  90067